THE PITTSTON COMPANY AND SUBSIDIARIES                       EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share amounts)

FULLY DILUTED EARNINGS PER COMMON SHARE: (a)
- - --------------------------------------------
                                                      Quarter Ended March 31,
                                                      -----------------------
                                                          1994           1993
                                                      --------       --------
PITTSTON SERVICES GROUP:
Net income attributed to common shares                $ 10,511          5,414
                                                      ========       ========

Average common shares outstanding                       37,662         36,558
Incremental shares of stock options                        656            223
                                                      --------       --------
Pro forma common shares outstanding                     38,318         36,781
                                                      ========       ========


Fully diluted earnings per common share:              $   0.27           0.15
                                                      ========       ========

PITTSTON MINERALS GROUP:

Income (loss) before preferred stock
  dividend requirements                               $(74,079)         2,742
Preferred stock dividends                               (1,006)             -
                                                      --------       --------
Net income (loss) attributed to common shares         $(75,085)         2,742
                                                      ========       ========

Average common shares outstanding                        7,541          7,312
Incremental shares of stock options (b)                      -             44
                                                      --------       --------
Pro forma common shares outstanding (b)                  7,541          7,356
                                                      ========       ========


Fully diluted earnings (loss) per common share:       $  (9.96)           .37
                                                      ========       ========
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(a)  On July 26, 1993, the outstanding shares of The Pittston
     Company's common stock were redesignated as Pittston Services
     Group common stock on a share-for-share and a second class of stock, designated as Pittston Minerals Group common stock
     ("Minerals Stock") was distributed on a basis of one-fifth of one share of Minerals Stock for each share of The Pittston Company's common stock.  Accordingly, all common share, stock options and per share data prior to the redesignation has been restated to reflect the new equity structure of The Pittston Company.

(b) The effect of stock options and convertible preferred stock are excluded from the computations when they are antidilutive.


Primary Earnings Per Share:
- - ---------------------------

Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.